------                     UNITED STATES SECURITIES AND EXCHANGE COMMISSION                           ------------------------------
FORM 4                                   WASHINGTON, D.C. 20549                                                OMB APPROVAL
------                                                                                                ------------------------------
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                           OMB Number:          3235-0287
[ ] Check this box if no                                                                              Expires: December 31, 2001
    longer subject to         Filed pursuant to Section 16(a) of the Securities                       Estimated average burden
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the                          hours per response.........0.5
    or Form 5 obligations         Public Utility Holding Company Act of 1935                          ------------------------------
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

(Print or Type Responses)
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol  6. Relationship of Reporting Person(s)
  Nippon Telegraph and Telephone Corporation      AT&T Wireless Services, Inc. (AWE)           to Issuer (Check all applicable)
--------------------------------------------   ---------------------------------------------       Director        X  10% Owner
    (Last)        (First)         (Middle)     3. I.R.S. Identification  4. Statement for      ----               ---
 3-1 Otemachi 2-chome                             Number of Reporting       Month/Year             Officer            Other (specify
--------------------------------------------      Person, if an entity      February 2002      ----(give title    --- below)
                  (Street)                        (Voluntary)            -------------------   below)
Chiyoda-ku, Tokyo 100-8116     JAPAN                                     5. If Amendment,
--------------------------------------------                                Date of Original   -------------------------------------
    (City)        (State)           (Zip)                                    (Month/Year)
                                                                              N/A            7. Individual or Joint/Group Filing
                                                                          -------------------   (Check Applicable Line)
                                                                                                      Form filed by One
                                                                                                ----  Reporting Person
                                                                                                  X   Form filed by More Than
                                                                                                ----  One Reporting Person
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                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Trans-    4. Securities Acquired (A)  5. Amount of        6. Ownership  7. Nature of
    (Instr. 3)                     action      action       or Disposed of (D)          Securities          Form:         Indirect
                                   Date        Code         (Instr. 3, 4 and 5)         Beneficially        Direct        Beneficial
                                               (Instr. 8)                               Owned at            (D) or        Ownership
                                  (Month/                                               End of Month        Indirect      (Instr. 4)
                                   Day/   ---------------------------------------       (Instr. 3 and 4)    (I)
                                   Year)  Code    V      Amount   (A) or    Price                           (Instr. 4)
                                                                  (D)
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   AT&T Wireless Services, Inc.  2/15/02   P            26,320,602  A       $14.28      432,990,446            I            ***
   Common Stock
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   AT&T Wireless Services, Inc.  2/28/02   P               413,955  A       $14.28      432,990,446            I            ***
   Common Stock
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*** By Nippon Telegraph and Telephone Corporation's approximate 64% ownership in NTT DoCoMo, Inc. and DCM Capital USA (UK) Limited.
These shares are directly beneficially owned by DCM Capital USA (UK) Limited.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).
                                                                                                                         Page 1 of 4
POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED                 (Over)
TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OM CONTROL NUMBER.                                            SEC 1474 (3-99)

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


FORM 4 (continued)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D) (Instr.   Year)                                 ity
                             Security                            3, 4, and 5)                                           (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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Warrants to acquire shares   $35.00                                            1/22/01 1/22/06  AT&T      41,748,273
of AT&T Wireless Services,                                                                      Wireless
Inc. Common Stock                                                                               Services,
                                                                                                Inc. Common
                                                                                                Stock
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
9. Number of           10. Ownership               11. Nature of
   derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

--------------------------------------------------------------------------
41,748,273                    I                    ***




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Explanation of Responses: *** By Nippon Telegraph and Telephone Corporation's approximate 64%
                          ownership in NTT DoCoMo, Inc. and DCM Capital USA (UK) Limited. These
                          shares are directly beneficially owned by DCM Capital USA (UK) Limited.


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ KANJI KOIDE                 3/11/02
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date
Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are                         Page 2 of 4
not required to respond unless the form displays a currently valid OMB Number.

                            Joint Filer Information

Name:                                 NTT DoCoMo, Inc.

Address:                              Sanno Park Tower
                                      11-1, Nagata-cho 2-chome
                                      Chiyoda-ku
                                      Tokyo, Japan 100-6150

Designated Filer:                     Nippon Telegraph and Telephone Corporation

Issuer and Ticker Symbol:             AT&T Wireless Services, Inc. (AWE)

Statement for Month/Year:             February 2002

Signature:

                                      NTT DOCOMO, INC.

                                      By: /s/ YOSHINORI UDA
                                          ----------------------------------
                                      Name: Yoshinori Uda
                                      Title: Senior Executive Vice President

                            Joint Filer Information


Name:                         DCM Capital USA (UK) Limited

Address:                      1st Floor, 14-18 City Road
                              Cardiff CF24 3DL
                              England

Designated Filer:             Nippon Telegraph and Telephone Corporation

Issuer and Ticker Symbol:     AT&T Wireless Services, Inc. (AWE)

Statement for Month/Year:     February 2002

Signature:                    DCM CAPITAL USA (UK) LIMITED


                              By: /s/ MASAO UMEZU
                                -----------------------------------------
                              Name: Masao Umezu
                              Title: Director



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